GUARANTEE AND SECURITY AGREEMENT
Dated as of August 7, 2012

among

THERMON CANADA INC.

and

Each Other Grantor
From Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent

iii

TABLE OF CONTENTS
ARTICLE 1 - DEFINED TERMS2
Section 1.1Definitions.    2
Section 1.2Certain Other Terms.    6
ARTICLE 2 - GUARANTEE7
Section 2.1Guarantee.    7
Section 2.2Contribution.    7
Section 2.3Authorization; Other Agreements.    7
Section 2.4Guarantee Absolute and Unconditional.    8
Section 2.5Waivers.    9
Section 2.6Reliance.    9
ARTICLE 3 - GRANT OF SECURITY INTEREST    10
Section 3.1Collateral.    10
Section 3.2Grant of Security Interest in Collateral.    10
Section 3.3Exception to Last Day and Consumer Goods.    11
Section 3.4Attachment.    11
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES11
Section 4.1Title; No Other Liens.    11
Section 4.2Perfection and Priority.    11
Section 4.3Jurisdiction of Organization; Chief Executive Office.    12
Section 4.4Locations of Inventory, Equipment and Books and Records.    12
Section 4.5Pledged Collateral.    12
Section 4.6Instruments Formerly Accounts.    13
Section 4.7Intellectual Property.    13
Section 4.8Special Collateral.    14
Section 4.9Enforcement.    14
Section 4.10Reserved.    14
ARTICLE 5 - COVENANTS14
Section 5.1    Maintenance of Perfected Security Interest; Further Documentation and Consents.        15
Section 5.2Changes in Locations, Name, Etc.    16
Section 5.3Pledged Collateral.    17
Section 5.4Accounts.    17
Section 5.5Commodity Contracts.    18

iii

ii

Section 5.6Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.    18
Section 5.7Intellectual Property.    18
Section 5.8Notices.    19
Section 5.9Controlled Securities Account.    20
ARTICLE 6 - REMEDIAL PROVISIONS20
Section 6.1Other Remedies.    20
Section 6.2Accounts and Payments in Respect of Intangibles.    24
Section 6.3Pledged Collateral.    25
Section 6.4Proceeds to be Turned over to and Held by Canadian Agent.    26
Section 6.5Sale of Pledged Collateral.    27
Section 6.6Deficiency.    27
ARTICLE 7 - THE CANADIAN AGENT27
Section 7.1Canadian Agent’s Appointment as Attorney-in-Fact.    28
Section 7.2Authorization to File Financing Statements.    29
Section 7.3Authority of Canadian Agent.    30
Section 7.4Duty; Obligations and Liabilities.    30
ARTICLE 8 - MISCELLANEOUS31
Section 8.1Reinstatement.    31
Section 8.2Release of Collateral.    31
Section 8.3Independent Obligations.    32
Section 8.4No Waiver by Course of Conduct.    32
Section 8.5Amendments in Writing.    33
Section 8.6Additional Grantors; Additional Pledged Collateral.    33
Section 8.7Notices.    33
Section 8.8Successors and Assigns.    33
Section 8.9    Counterparts.    33
Section 8.10     Severability.    34
Section 8.11 Governing Law.    34
Section 8.12     Waiver of Jury Trial.    34
Section 8.13 Permitted Liens.    34
Section 8.14 ULC Limitation.    34
Section 8.15     Amalgamation.    35
Section 8.16 Interest Act (Canada).    36
Section 8.17 Maximum Rate of Interest.    36

iii

iii

ANNEXES AND SCHEDULES
Annex 1    Form of Pledge Amendment
Annex 2    Form of Joinder Agreement
Schedule 1    Filings
Schedule 2    Jurisdiction of Organization; Chief Executive Office
Schedule 3    Location of Inventory and Equipment
Schedule 4    Pledged Collateral
Schedule 5    Intellectual Property

iii

GUARANTEE AND SECURITY AGREEMENT, dated as of August 7, 2012, by and among Thermon Canada Inc., a Nova Scotia limited company (the “Canadian Borrower”), and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 8.6 (together with the Canadian Borrower, the “Grantors”), in favour of JPMorgan Chase Bank, N.A., Toronto Branch (“Chase Canada”), as Canadian administrative agent (in such capacity, together with its successors and permitted assigns, the “Canadian Agent”) for the Canadian Lenders, the Canadian L/C Issuers and each other Canadian Secured Party (each as defined in the Credit Agreement referred to below).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement of even effective date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Canadian Borrower, Thermon Industries, Inc. (the “US Borrower” and together with the Canadian Borrower, the “Borrowers”), the other Credit Parties party thereto, the Lenders, the L/C Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as US Agent for the US Lenders and the US L/C Issuers and each other US Secured Party, and the Canadian Agent, the Lenders and the L/C Issuers have severally agreed to make extensions of credit to the Canadian Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, each Grantor (other than the Canadian Borrower) has agreed to guarantee the Canadian Obligations (as defined in the Credit Agreement) of the Canadian Borrower;
WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders and the L/C Issuers to make their respective extensions of credit to the Canadian Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Canadian Agent.
NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the L/C Issuers, the US Agent and the Canadian Agent to enter into the Credit Agreement and to induce the Lenders and the L/C Issuers to make their respective extensions of credit to the Canadian Borrower thereunder, each Grantor hereby agrees with the Canadian Agent as follows:

ARTICLE 1 - DEFINED TERMS

Section 1.1	Definitions.

(a)	Capitalized terms used herein without definition are used as defined in the Credit Agreement.

(b)
The following terms have the meanings given to them in the PPSA and terms used herein without definition that are defined in the PPSA have the meanings given to them in the PPSA (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “certificated security”, “chattel paper”, “consumer goods”, “documents of title”, “equipment”, “goods”, “instruments”, “intangible”, “inventory”, “investment property”, “motor vehicle”, “proceeds”, “securities account”, “security” and “security entitlement”.

(c)	The following terms shall have the following meanings:
“Agreement” means this Guarantee and Security Agreement.
“Applicable IP Office” means the Canadian Intellectual Property Office, the Canadian Industrial Design Office or any similar office or agency within or outside Canada, as applicable.
“Cash Collateral Account” means a deposit account or securities account subject, in each instance, to a Control Agreement, other than accounts established to cash collateralize L/C Reimbursement Obligations.
“Collateral” has the meaning specified in Section 3.1.
“Controlled Securities Account” means each securities account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement.
“Deposit Account” means a demand, savings, passbook, or similar account maintained with a bank or other deposit taking institution.
“Excluded Accounts” means (i) any payroll account so long as amounts on deposit therein do not exceed the reasonably estimated payroll obligations of the Person who maintains the account and such amounts are deposited therein immediately prior to any required payroll date, (ii) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account, (iii) any zero balance deposit account

iii

provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses, (iv) any deposit account maintained with a foreign bank (other than a foreign bank located in the United States) and (v) any petty cash deposit accounts maintained at a financial institution for which a Control Agreement has not otherwise been obtained, so long as, with respect to this clause (v), the aggregate amount on deposit in each such petty cash account does not exceed $250,000 at any one time and the aggregate amount on deposit in all such petty cash accounts does not exceed $700,000 at any one time as of or after the Closing Date.
“Excluded Property” means, collectively, (i) Excluded Accounts, (ii) any permit or license, any Contractual Obligation, healthcare insurance receivable or other intangible, Intellectual Property or franchise in connection with which any Grantor has any right, title to or interest (A) that prohibits or requires the consent of any Person other than the Canadian Borrower and its Subsidiaries which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license, Contractual Obligation, healthcare insurance receivable or other general intangible, Intellectual Property or franchise or any Stock or Stock Equivalent related thereto, (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the PPSA or any other Requirement of Law, or (C) the grant of a security interest in such permit, license, Contractual Obligation, general intangible, Intellectual Property or franchise would reasonably be expected to result in the loss of rights thereon or create a default thereunder, (ii) Property owned by any Grantor that is subject to a purchase money Lien or a Capital Lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Canadian Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such Property, (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), (iv) Excluded Accounts, and (v) leasehold interests in real property with respect to which a Grantor is a tenant or subtenant; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products,

iii

substitutions or replacements would otherwise constitute Excluded Property).
“Guaranteed Obligations” has the meaning set forth in Section 2.1.
“Guarantor” means each Grantor other than the Canadian Borrower.
“Guarantee” means the guarantee of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.
“In-Transit Collateral” has the meaning set forth in Section 4.4.
“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.
“Pledge Amendment” has the meaning set forth in Section 8.6(b).
“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or other similar document, in each case owned by any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Stock and Stock Equivalents listed on Schedule 4.
“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.
“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness described on Schedule 4, issued by the obligors named therein. Pledged Debt Instruments excludes any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted in Section 5.9 hereof.
“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. Pledged Investment Property excludes any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9

iii

hereof.
“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.
“Pledged ULC Shares” shall mean the Pledged Stock which are shares in the capital stock of a ULC.
“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any Organization Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 4, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9 hereof.
“Secured Obligations” has the meaning set forth in Section 3.2.
“PPSA” means the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the Secured Party’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property laws in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Securities Laws” means applicable federal, provincial, state, territorial or foreign securities laws and regulations.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“ULC” shall mean any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and

iii

any successor to any such entity.

Section 1.2	Certain Other Terms.

(a)
The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b)	Other Interpretive Provisions.

(i)
Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii)
The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)	Certain Common Terms. The term “including” is not limiting and means “including without limitation.”

(iv)
Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v)
Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

iii

(vi)
Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE 2     - GUARANTEE

Section 2.1	Guarantee.
To induce the Lenders to make the Loans and the L/C Issuers to issue Letters of Credit and each other Secured Party to make credit available to or for the benefit of the Canadian Borrower, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Canadian Obligations including, but not limited to, all Obligations of the Canadian Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guarantee by each Guarantor hereunder constitutes a guarantee of payment and not of collection.

Section 2.2	Contribution.
To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Canadian Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then, subject to Section 2.4, such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 2.3	Authorization; Other Agreements.
The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a)	1. modify, amend, supplement or otherwise change,

(i)	accelerate or otherwise change the time of payment or

(ii)	waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document in accordance with the applicable provision of such Loan Document;

(b)	apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

iii

(c)	refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d)
1.    sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guarantee therefore in any manner,

(i)	receive, take and hold additional Collateral to secure any Guaranteed Obligation,

(ii)	add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof, or

(iii)	otherwise deal in any manner with the Canadian Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e)	settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.4	Guarantee Absolute and Unconditional.
Each Guarantor hereby waives, to the fullest extent permitted by law, and agrees not to assert any defence (other than a defence of payment), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guarantee are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guarantee, in each case except as otherwise agreed in writing by the Canadian Agent):

(a)
the invalidity or unenforceability of any obligation of either Borrower or any other Guarantor or Credit Party under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guarantee of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b)
the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from either Borrower or any other Guarantor or Credit Party or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c)	the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d)	any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against either Borrower, any other Guarantor or Credit

iii

Party or any other Subsidiaries of a Borrower or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e)
any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence and during the continuance of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f)
any other defence (other than payment), setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of either Borrower, any other Guarantor or any other Subsidiary of a Borrower, in each case other than the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and Letter of Credit Obligations collateralized in the manner set forth in Section 7.4 of the Credit Agreement).

Section 2.5	Waivers.
Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, and agrees not to assert any claim, defence, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defence arising by reason of any disability or other defence of either Borrower or any other Guarantor. Each Guarantor further unconditionally and irrevocably agrees, so long as any Commitment or Obligations remain outstanding not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against either Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defence, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged in full other than by complete performance.

Section 2.6	Reliance.
Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of non-payment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any

iii

Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.
ARTICLE 3- GRANT OF SECURITY INTEREST

Section 3.1	Collateral.
For the purposes of this Agreement, all of the Grantors’ property, rights and assets of every nature and kind, now owned or subsequently acquired, by way of amalgamation or otherwise, and at any time and from time to time existing or in which each such Grantor has or acquires any right, interest or title, including without limitation, all of the following collectively referred to as the “Collateral”:

(a)
all accounts, chattel paper, Deposit Accounts, documents of title, equipment, intangibles, instruments, inventory, Investment Property, letter of credit rights, and any supporting obligations related to any of the foregoing;

(b)	all books and records pertaining to the other property described in this Section 3.1;

(c)
all property of such Grantor held by any Secured Party, including all present and after acquired personal property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(d)	all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(e)	to the extent not otherwise included, all increases, additions and accessions to any of the above, all substitutions or any replacements and all proceeds of the foregoing.

Section 3.2	Grant of Security Interest in Collateral.
Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor in accordance with the terms of the Loan Documents (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Canadian Agent for the benefit of the Secured Parties, and grants to the Canadian Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby mortgaged, pledged, hypothecated or granted on any Excluded Property; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security in such property shall be deemed granted

iii

therein.

Section 3.3	Exception to Last Day and Consumer Goods.
The Security Interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefore, but upon enforcement of the Security Interest, each Grantor shall stand possessed of such last day in trust or assign the same to any person acquiring such term. In addition, the Security Interest granted hereby shall not attach to consumer goods.

Section 3.4	Attachment.
Each Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral, (iii) it has not agreed to postpone the time for attachment of the Lien granted hereunder, and (iv) it has received a copy of this Security Agreement.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
On the Closing Date, solely with respect to Sections 4.1 and 4.2, and after the Closing Date, with respect to all representations and warranties in this Article 4, to induce the Lenders, the L/C Issuers and the Canadian Agent to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Canadian Agent, the Lenders, the L/C Issuers and the other Secured Parties:

Section 4.1	Title; No Other Liens.
Except for the Lien granted to the Canadian Agent pursuant to this Agreement and any other Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to grant a security interest in such rights in each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien (except for the Lien granted to the Canadian Agent pursuant to this Agreement and any other Permitted Liens).

Section 4.2	Perfection and Priority.
The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favour of the Canadian Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the PPSA, the completion of the filings and other actions specified on Schedule 1 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Canadian Agent in completed and duly authorized form), (ii) with respect to any securities account, the filing of a financing statement under the PPSA or the execution of Control Agreements in the case of securities accounts to which the PPSA applies, and (iii) in the case of all Canadian registered Copyrights, Canadian registered Trademarks, Canadian Designs and Canadian issued Patents owned by a Grantor for which PPSA

iii

filings are insufficient, the making of all appropriate filings with the Applicable IP Office, as applicable. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over the Canadian Agent’s Lien by operation of law or express written agreement of Canadian Agent upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to the Canadian Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property to the extent required under Section 5.3 consisting of instruments and certificates, in each case properly endorsed for transfer to the Canadian Agent or in blank, (ii) in the case of all Pledged Investment Property not in certificated form to which the PPSA applies, the execution of Control Agreements with respect to such investment property to the extent required under Section 5.3 and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to the Canadian Agent of such instruments and tangible chattel paper, and (iv) with respect to motor vehicles (in the case of Ontario) and serial numbered goods (in the case of provinces and territories where serial numbered goods are applicable), the filing of a financing statement containing the information required under Section 5.1(e). Except as set forth in this Section 4.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

Section 4.3	Jurisdiction of Organization; Chief Executive Office.
Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office, registered office or sole place of business, in each case as of the date hereof, is specified on Schedule 2 and such Schedule 2 also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office, registered office or sole place of business for the five years preceding the date hereof.

Section 4.4	Locations of Inventory, Equipment and Books and Records.
On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit) in the Ordinary Course of Business (including, without limitation, motor vehicles being used in the Ordinary Course of Business), items out for repair, equipment in the possession of an employee or a processor in the Ordinary Course of Business and equipment in an aggregate amount not to exceed $1,000,000 (collectively, the “In-Transit Collateral”) and books and records concerning the Collateral are kept at the locations listed on Schedule 3.

Section 4.5	Pledged Collateral.

(a)
The Pledged Stock pledged by such Grantor hereunder (a) is listed on Schedule 4 (as such Schedule is deemed updated by each Pledge Amendment delivered hereunder) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 4, (b) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies, ULCs, and partnerships), and (c) has no restriction on transfer associated with it (Except in respect of Pledged ULC Shares).

iii

(b)
As of the Closing Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates has been delivered to the Canadian Agent to the extent required by and in accordance with Section 5.3(a).

(c)
Subject to Section 8.13 upon the occurrence and during the continuance of an Event of Default, the Canadian Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock; provided that the Canadian Agent may elect at its sole and absolute discretion to permit such Grantor to continue voting such Pledged Stock.

(d)
After all Events of Default have been cured or waived, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of paragraph (c) above.

Section 4.6	Instruments Formerly Accounts.
No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to the Canadian Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.6(a).

Section 4.7	Intellectual Property.

(a)
Schedule 5, as updated from time to time in accordance with the terms of this Agreement, sets forth a true and complete list of the following Intellectual Property such Grantor owns: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names, (iii) Material Intellectual Property and material Software, including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by the Grantor with respect thereto and (iv) all material IP Licenses pursuant to which a Grantor has licensed Intellectual Property from a third party, other than licenses for commercially available off the shelf software which has not been substantially customized (other than non-exclusive licenses or sublicenses granted via non stand-alone license agreements in the ordinary course of business in a manner not inconsistent with industry practice).

(b)
On the Closing Date, all registered Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable (subject to the effects of bankruptcy, insolvency, fraudulent conveyance,

iii

reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, generally, and general equitable principles (whether considered in a proceeding in equity or at law)), and no such Material Intellectual Property owned by such Grantor has been abandoned, except to the extent the failure to be valid, in full force and effect, subsisting, unexpired or enforceable or such abandonment will not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents shall not cause any breach or default of any material IP License or limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property, except to the extent that such limitation or impairment would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.. There are no pending (or, to the knowledge of such Grantor, threatened in writing) actions, suits, proceedings, claims, demands, judicial orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property owned by such Grantor. To such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise materially impairing any Intellectual Property of such Grantor. Such Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any material IP License, except to the extent that such breach or default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.8	Special Collateral.
None of the Collateral is or is proceeds or products of farm products, fishing products, as extracted collateral, health care insurance receivables or timber to be cut.

Section 4.9	Enforcement.
No Permit, notice to or filing with any Governmental Authority or any notice to or consent from any Person is required (except for Permits or consents which have been obtained and notices or filings which have been made) for the exercise by the Canadian Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities (including, but not limited to, membership interests in a limited liability company) generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

Section 4.10	Reserved.

ARTICLE 5     - COVENANTS

iii

Each Grantor agrees with the Canadian Agent to the following, as long as any Obligation or Commitment remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and Letter of Credit Obligations collateralized in the manner set forth in Section 7.4 of the Credit Agreement):

Section 5.1	Maintenance of Perfected Security Interest; Further Documentation and Consents.

(g)
Generally. Such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Related Agreement, any Requirement of Law or any policy of insurance covering the Collateral and (ii) except as otherwise expressly permitted by the Credit Agreement, not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or the Canadian Agent to sell, assign, convey or transfer any Collateral, except in each case if such unlawful use, violation or restriction would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h)
Except as otherwise permitted in the Loan Documents, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall use commercially reasonable efforts to defend such security interest and such priority against the material claims and demands of all Persons.

(i)
In addition to any statements, schedules or reports the Canadian Agent may request from time to time pursuant to the Credit Agreement, each Grantor shall, upon the reasonable request by the Canadian Agent, at any time if a Specified Event of Default shall have occurred and be continuing but otherwise not more than once a year, furnish to the Canadian Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Canadian Agent may reasonably request in order to maintain and protect its interest hereunder, all in reasonable detail and in form and substance reasonably satisfactory to the Canadian Agent.

(j)
At any time and from time to time, upon the reasonable written request of the Canadian Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or financing change statement under the PPSA (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Canadian Agent may reasonably request, including (A) using its commercially reasonable efforts to secure all approvals necessary or appropriate for the collateral assignment to or for the benefit of the Canadian Agent of any Contractual Obligation, including any IP License, held by such Grantor and to enforce the security interests granted hereunder;

iii

provided, that, if despite such Grantor’s commercially reasonable efforts such approvals are not secured or obtained, such Contractual Obligations will be deemed to constitute Excluded Property and (B) executing and delivering any Control Agreements with respect to deposit accounts and securities accounts to the extent required hereby or under any other Loan Document. Notwithstanding anything to the contrary contained in this Section 5.1(d), each Grantor shall promptly deliver notice to the Canadian Agent upon the opening of a new deposit account which, pursuant to the terms of this Agreement or any other Loan Document, is required to be subject to a Control Agreement.

(k)
If requested by the Canadian Agent, the Grantor shall provide a list of all serial numbers of all serial numbered goods and all vehicle identification numbers of all motor vehicles and file any necessary financing statements or other documentation in each jurisdiction that the Canadian Agent shall deem advisable.

(l)
To ensure that a Lien and security interest is granted on any of the Excluded Property set forth in clause (ii) of the definition of “Excluded Property”, such Grantor shall use its commercially reasonable efforts to obtain any required consents from any Person other than the Canadian Borrower and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto; provided, that, if despite such Grantor’s commercially reasonable efforts such required consents are not obtained, such permit, license or Contractual Obligation related thereto will be deemed to constitute Excluded Property.

Section 5.2	Changes in Locations, Name, Etc.
Except upon 30 days’ prior written notice to the Canadian Agent and delivery to the Canadian Agent of (a) all documents reasonably requested by the Canadian Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 3 showing any additional locations at which inventory or equipment shall be kept, such Grantor shall not do any of the following:

(i)	permit any inventory or equipment to be kept at a location other than those listed on Schedule 3, except for the In-Transit Collateral;

(ii)	change its jurisdiction of organization or its location or chief executive office or registered office, in each case from that referred to in Section 4.3; or

(iii)
change its legal name or organizational identification number, if any, or corporate, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

iii

Section 5.3	Pledged Collateral.

(a)
Closing Date Delivery of Pledged Collateral. On the Closing Date, such Grantor shall (i) deliver to the Canadian Agent, in suitable form for transfer and in form and substance reasonably satisfactory to the Canadian Agent, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property and (ii) maintain all other Pledged Investment Property in a Controlled Securities Account to the extent required under Section 5.9.

(b)
Event of Default. During the continuance of an Event of Default, the Canadian Agent shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c)
Cash Distributions with respect to Pledged Collateral. Except as provided in Article VI and subject to the limitations set forth in the Credit Agreement, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(d)
Voting Rights. Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would materially impair the Collateral or be inconsistent with or result in any violation of any provision of any Loan Document.

Section 5.4	Accounts.

(e)
Such Grantor shall not, other than in the Ordinary Course of Business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that would reasonably be expected to adversely affect the value thereof.

(f)
So long as an Event of Default is continuing, the Canadian Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Canadian Agent may reasonably require in connection therewith. At any time and from time to time, upon the Canadian Agent’s reasonable request, such Grantor shall cause independent public accountants or others satisfactory to the Canadian Agent to furnish to the Canadian Agent reports

iii

showing reconciliations, aging and trial balances for, the accounts.

Section 5.5	Commodity Contracts.
Such Grantor shall not have any commodity contract unless subject to a Control Agreement.

Section 5.6	Delivery of Instruments and Chattel Paper and Control of Investment Property and Letter-of-Credit Rights.

(c)
If any amount in excess of $500,000 individually or $1,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 5.3(a) and in the possession of the Canadian Agent, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent” and, at the request of the Canadian Agent, shall immediately deliver such instrument or tangible chattel paper to the Canadian Agent, duly endorsed in a manner satisfactory to the Canadian Agent.

(d)	Such Grantor shall not grant “control” (within the meaning of such term under the PPSA) over any investment property to any Person other than the Canadian Agent.

(e)
If such Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $500,000 individually or $1,000,000 in the aggregate, such Grantor shall promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify the Canadian Agent thereof and use commercially reasonable efforts to enter into a Contractual Obligation with the Canadian Agent, the issuer of such letter of credit or any nominated person with respect to the letter of credit rights under such letter of credit. Such Contractual Obligation shall collaterally assign such letter-of-credit rights to the Canadian Agent and such collateral assignment shall be sufficient to grant control for the purposes of the PPSA (or any similar section under any equivalent PPSA). Such Contractual Obligation shall also direct all payments thereunder to a Cash Collateral Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to the Canadian Agent and the Canadian Borrower.

Section 5.7	Intellectual Property.

(a)
Not less frequently than quarterly (as of the last day of each calendar quarter), each Grantor shall provide the Canadian Agent written notification of any change to Schedule 5 and the short-form intellectual property agreements as described in this Section 5.7 and other documents that the Canadian Agent reasonably requests with respect thereto.

(b)	Such Grantor shall (and shall cause all its licensees to), in its reasonable business

iii

judgement, (i) (A) continue to use each Trademark included in the Material Intellectual Property which is material to such Grantor’s business in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (B) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (C) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (D) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Canadian Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Material Intellectual Property which is material to such Grantor’s business may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(c)
Such Grantor shall notify the Canadian Agent promptly if it knows that any application or registration relating to any Material Intellectual Property owned by such Grantor may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any material adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Unless no longer deemed Material Intellectual Property in such Grantor’s reasonable business judgment, such Grantor shall take all actions that are necessary or reasonably requested by the Canadian Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation for Material Intellectual Property owned by such Grantor.

(d)
Such Grantor shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person to the extent such act could reasonably be expected to result in a Material Adverse Effect. In the event that any Material Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

Section 5.8	Notices.
Such Grantor shall promptly notify the Canadian Agent in writing of its acquisition of any

iii

interest hereafter in property that is of a type where a security interest or Lien must be or may be registered, recorded or filed under, or notice thereof given under, any provincial or federal statute or regulation.

Section 5.9	Controlled Securities Account.
Each Grantor shall deposit all of its Cash Equivalents, if any, in securities accounts that are Controlled Securities Accounts except for Cash Equivalents the aggregate value of which does at any time not exceed $250,000 individually and $700,000 in the aggregate. Each such Controlled Securities Account shall either (i) specify that the Province of Ontario is the securities intermediary’s jurisdiction for the purposes of the Securities Transfer Act, 2006 (Ontario) (“STA”); or (ii) express to be governed by the laws of the Province of Ontario. The term “securities intermediary” has the meaning given to it in the STA.
ARTICLE 6 - REMEDIAL PROVISIONS

Section 6.1	Other Remedies.

(b)
PPSA Remedies. During the continuance of an Event of Default, the Canadian Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the PPSA or any other applicable law.

(c)
Appointment of Receiver. Upon the occurrence and during the continuance of any Event of Default, the Canadian Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Canadian Agent or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, so far as concerns responsibility for his/her/its acts, be deemed the agent of the applicable Grantor and not the Canadian Agent or any of Lenders, and neither the Canadian Agent nor any Lender shall be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it and the provisions of applicable law, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of the applicable Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the applicable Grantor, enter upon, use and occupy all premises owned or occupied by the applicable Grantor wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and

iii

use Collateral directly in carrying on the applicable Grantor’s business or as security for loans or advances to enable the Receiver to carry on the applicable Grantor’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Canadian Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Canadian Agent. Every such Receiver may, in the discretion of the Canadian Agent, be vested with all or any of the rights and powers of the Canadian Agent.

(i)	The Canadian Agent may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of this Section 6.1(b).

(d)
Disposition of Collateral. Without limiting the generality of the foregoing, the Canadian Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defences, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on the Canadian Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Canadian Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the PPSA and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(e)
Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at the Canadian Agent’s request, it shall assemble the Collateral and make it available to the Canadian Agent at places that the Canadian Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Canadian Agent also has the right to require that each Grantor store and keep any Collateral pending further action by the Canadian Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Canadian Agent is able to sell, assign, convey or transfer any Collateral, the Canadian Agent

iii

shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Canadian Agent and (iv) the Canadian Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Canadian Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Canadian Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Canadian Agent.

(f)
Application of Proceeds. The Canadian Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, in such order as specified in Section 1.10(c) of the Credit Agreement to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by the Canadian Agent of any other amount required by any Requirement of Law, need the Canadian Agent account for the surplus, if any, to any Grantor.

(g)
Direct Obligation. Neither the Canadian Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Credit Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guarantee thereof. All of the rights and remedies of the Canadian Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Canadian Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defences it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(h)
Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on the Canadian Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Canadian Agent to do any of the following:

(i)
fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Canadian Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

iii

(ii)
unless required by Requirements of Law, fail to obtain Permits, or other consents, for (A) access to any Collateral to sell, (B) the collection or sale of any Collateral, or (C) the collection or disposition of any Collateral;

(iii)	fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv)
advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v)
exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by the Canadian Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Canadian Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi)	dispose of assets in wholesale rather than retail markets;

(vii)	disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii)
purchase insurance or credit enhancements to insure the Canadian Agent against risks of loss, collection or disposition of any Collateral or to provide to the Canadian Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Canadian Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(i)	IP Licenses. For the purpose of enabling the Canadian Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect,

iii

receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Canadian Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Canadian Agent, for the benefit of the Secured Parties, (i) subject to the rights of the applicable third party, an irrevocable (except as otherwise set forth in Section 8.2), nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property not constituting Excluded Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2	Accounts and Payments in Respect of Intangibles.

(e)
In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Canadian Agent at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of intangibles, when collected by any Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Canadian Agent, in a Cash Collateral Account, subject to withdrawal by the Canadian Agent as provided in Section 6.4. Until so turned over, such payment shall be held by such Grantor in trust for the Canadian Agent, segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments in respect of intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(f)	At any time during the continuance of an Event of Default:

(i)
each Grantor shall, upon the Canadian Agent’s request, deliver to the Canadian Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or intangibles have been collaterally assigned to the Canadian Agent and that payments in respect thereof shall be made directly to the Canadian Agent;

(ii)
the Canadian Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Canadian Agent’s satisfaction the existence, amount and terms of any account or amounts due under any intangibles. In addition, the

iii

Canadian Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of intangibles; and

(iii)	each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Canadian Agent to ensure any Internet Domain Name is registered.

(g)
Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of intangibles by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of intangibles, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3	Pledged Collateral.

(g)
Voting Rights. During the continuance of an Event of Default, upon notice by the Canadian Agent to the relevant Grantor or Grantors, the Canadian Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Canadian Agent may determine), all without liability except to account for property actually received by it; and except for any act constituting gross negligence, wilful misconduct or bad faith as finally determined by a court of competent jurisdiction provided, however, that the Canadian Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing; provided, further that if and when any such Event of Default shall have been cured or waived, (i) such voting rights shall automatically revert to the applicable Grantor and (ii) the Canadian Agent, at the expense of the Grantors, shall execute such documents reasonably requested by Grantors to allow the owner of any equity interest to exercise any rights

iii

associated with such equity interest.

(h)
Proxies. In order to permit the Canadian Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Canadian Agent all such proxies, dividend payment orders and other instruments as the Canadian Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, and, for greater certainty, subject to the limitation with respect to Pledged ULC Shares set out in Section 8.14, such Grantor hereby grants to the Canadian Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and Letter of Credit Obligations collateralized in the manner set forth in Section 7.4 of the Credit Agreement).

(i)
Authorization of Issuers. Each Grantor hereby expressly irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Canadian Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby or the Credit Agreement, pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Canadian Agent. The Canadian Agent hereby agrees that it shall not give any such instructions unless an Event of Default has occurred and is continuing.

Section 6.4	Proceeds to be Turned over to and Held by Canadian Agent.
To the extent required in the Credit Agreement or this Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Canadian Agent and the other Secured Parties, segregated from other funds of such Grantor, and to the extent required by the Credit Agreement or this Agreement shall, promptly upon receipt by any Grantor, be turned over to the Canadian Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the Canadian Agent in cash or Cash Equivalents shall be held by the Canadian

iii

Agent in a Cash Collateral Account. All proceeds being held by the Canadian Agent in a Cash Collateral Account (or by such Grantor in trust for the Canadian Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 6.5	Sale of Pledged Collateral.

(f)
Each Grantor recognizes that the Canadian Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in Securities Laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Canadian Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under Securities Laws even if such issuer would agree to do so.

(g)
Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to the Canadian Agent and other Secured Parties, that the Canadian Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defence against an action for specific performance of such covenants except for a defence that no Event of Default has occurred under the Credit Agreement or a defense of payment. Each Grantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by Canadian Agent.

Section 6.6	Deficiency.
Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Canadian Agent or any other Secured Party to collect such deficiency.
ARTICLE 7 - THE CANADIAN AGENT

iii

Section 7.1	Canadian Agent’s Appointment as Attorney-in-Fact.

(h)
Each Grantor hereby irrevocably constitutes and appoints the Canadian Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, upon the occurrence and during the continuance of any Event of Default, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Canadian Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i)
in the name of such Grantor, in its own name or otherwise, take possession of and endorse and collect any cheque, draft, note, acceptance or other instrument for the payment of moneys due under any account or intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Canadian Agent for the purpose of collecting any such moneys due under any account or intangibles or with respect to any other Collateral whenever payable;

(ii)
in the case of any Intellectual Property owned by or licensed to the Grantors, execute, deliver and have recorded any document that the Canadian Agent may request to evidence, effect, publicize or record the Canadian Agent’s security interest in such Intellectual Property and the goodwill and intangibles of such Grantor relating thereto or represented thereby, to the extent that such Intellectual Property is not Excluded Property;

(iii)
pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Credit Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv)	execute, in connection with any sale provided for in Section 6.1 or Section 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(v)
1. direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Canadian Agent or as the Canadian Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors,

iii

assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Canadian Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantors or any IP Licenses of the Grantors throughout the world on such terms and conditions and in such manner as the Canadian Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, assign, convey, transfer or grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Canadian Agent were the absolute owner thereof for all purposes and do, at the Canadian Agent’s option, at any time or from time to time, all acts and things that the Canadian Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(vi)
If any Grantor fails to perform or comply with any Contractual Obligation contained herein, the Canadian Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(i)
The expenses of the Canadian Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in subsection 1.3(c) of the Credit Agreement, from the date of payment by the Canadian Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Canadian Agent within five (5) Business Days after demand.

(j)
Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1 and in accordance with the terms herein. All powers, authorizations, proxies and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2	Authorization to File Financing Statements.
Each Grantor authorizes the Canadian Agent and its Related Persons, at any time and from time to time, to file or record financing statements, financing change statements thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Canadian Agent reasonably determines appropriate to perfect the security interests of

iii

the Canadian Agent under this Agreement, and such financing statements and financing change statements may describe the Collateral covered thereby as “all present and after acquired property of the debtor”. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for the Canadian Agent to have filed any initial financing statement or financing change statement thereto under the PPSA (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3	Authority of Canadian Agent.
Each Grantor acknowledges that the rights and responsibilities of the Canadian Agent under this Agreement with respect to any action taken by the Canadian Agent or the exercise or non-exercise by the Canadian Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Canadian Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Canadian Agent and the Grantors, the Canadian Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4	Duty; Obligations and Liabilities.

(h)
Duty of Canadian Agent. The Canadian Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Canadian Agent deals with similar property for its own account. The powers conferred on the Canadian Agent hereunder are solely to protect the Canadian Agent’s interest in the Collateral and shall not impose any duty upon the Canadian Agent to exercise any such powers. The Canadian Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or wilful misconduct as finally determined by a court of competent jurisdiction. In addition, the Canadian Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Canadian Agent in good faith.

(i)
Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Canadian Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties

iii

shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct or bad faith as finally determined by a court of competent jurisdiction.

Section 7.5	Costs and Expenses; Indemnification.
Each Grantor shall pay or reimburse the Canadian Agent for payment of all costs and expenses in accordance with the provisions of the Credit Agreement. Each Grantor agrees to indemnify and hold the Canadian Agent and each of the Secured Parties, and their respective employees, agents, officers and directors, harmless from all loss, cost, damage, liability or expenses, including expenses incurred by the Canadian Agent and each of the Secured Parties by reason of an Event of Default, or enforcing the obligations of such Grantor in accordance with the provisions of the Credit Agreement.
ARTICLE 8 - MISCELLANEOUS

Section 8.1	Reinstatement.
Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guarantee hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2	Release of Collateral.

(a)
At the time provided in Section 8.10(b)(iii) of the Credit Agreement, the Collateral shall automatically be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Canadian Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Each Grantor (or such Grantor’s designee) is hereby authorized to file PPSA financing change statements, termination statements and other documents, such as releases of security interest with the Applicable IP Office

iii

at such time evidencing the termination of the Liens so released; provided however, that in no event is any Grantor authorized to execute any instrument, agreement or document on behalf of Canadian Agent or any Lender to evidence such release pursuant to this Section 8.2. At the request of any Grantor following any such termination, the Canadian Agent shall deliver to such Grantor any Collateral of such Grantor held by the Canadian Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)
If the Canadian Agent shall be directed or permitted pursuant to subsection 8.10(b) of the Credit Agreement to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such subsection. In connection therewith, the Canadian Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

(c)
At the time provided in subsection 8.10(b) of the Credit Agreement and at the request of the Canadian Borrower, unless as a condition to the consent of Canadian Agent and Lenders to such sale, if applicable, such Grantor is required to remain subject to this Agreement, a Grantor shall be released from its obligations hereunder in the event that all the Stock and Stock Equivalents of such Grantor shall be sold to any Person that is not a Credit Party, the Canadian Borrowers and the Subsidiaries of the Canadian Borrowers in a transaction permitted by the Loan Documents.

Section 8.3	Independent Obligations.
The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or during the continuance of any Event of Default, the Canadian Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

Section 8.4	No Waiver by Course of Conduct.
No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

iii

Section 8.5	Amendments in Writing.
None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by the Canadian Agent and each Grantor directly affected thereby.

Section 8.6	Additional Grantors; Additional Pledged Collateral.

(a)
Joinder Agreements. If, at the option of the Canadian Borrower or as required pursuant to Section 4.13 of the Credit Agreement, the Canadian Borrower shall cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall promptly execute and deliver to the Canadian Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b)
Pledge Amendments. To the extent any Pledged Collateral which is otherwise required to be delivered hereunder and has not been delivered as of the Closing Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes the Canadian Agent to attach each Pledge Amendment to this Agreement.

Section 8.7	Notices.
All notices, requests and demands to or upon the Canadian Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Canadian Borrower’s notice address set forth in Section 9.2 of the Credit Agreement.

Section 8.8	Successors and Assigns.
This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their permitted successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Canadian Agent.

Section 8.9	Counterparts.
This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

iii

Section 8.10	Severability.
Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11	Governing Law.
This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 8.12	Waiver of Jury Trial.
EACH PARTY HERETO, TO THE EXTENT PERMITTED BY LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SUBSECTION 9.18(b) AND (c) OF THE CREDIT AGREEMENT.

Section 8.13	Permitted Liens.
The inclusion or reference to Permitted Liens in this Agreement or in any other Loan Document is not intended to subordinate and shall no subordinate, and shall not be interpreted as subordinating, the Lien and security interest created by this Agreement or any other Loan Document to any Permitted Liens.

Section 8.14	ULC Limitation.
Notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other document or agreement among all or some of the parties hereto, each Grantor is as of the date of this Agreement the sole registered and beneficial owner of all Pledged ULC Shares more particularly described in Schedule 4 to this Agreement and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Secured Party or any other person on the books and records of such ULC. Nothing in this Agreement, the Credit Agreement or any other document or agreement delivered among all or some of the parties

iii

hereto is intended to or shall constitute the Secured Party or any person other than a Grantor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Grantor and all further steps are taken so as to register the Secured Party or other person as holder of the Pledged ULC Shares. The granting of the pledge and Security Interest pursuant to Article III does not make the Secured Party a successor to any Pledgor as a member or shareholder of any ULC, and neither the Secured Party nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or exercising any right granted herein unless and until such time, if any, when the Secured Party or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each Pledgor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Pledgor would if such Pledged ULC Shares were not pledged to the Secured Party or to any other person pursuant hereto. To the extent any provision hereof would have the effect of constituting the Secured Party to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Secured Party or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Secured Party nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Secured Party or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each Pledgor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Secured Party to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Secured Party or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

Section 8.15	Amalgamation.
Each Grantor acknowledges and agrees that, in the event it amalgamates with any other corporation or corporations, it is the intention of the parties hereto that the term “Grantor”, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the Security Interest granted hereby:

(a)
shall extend to “Collateral” (as that term is herein defined) owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any “Collateral” thereafter owned or acquired by the amalgamated corporation, and

(b)	shall secure all “Obligations” (as that term is herein defined) of each of the

iii

amalgamating corporations and the amalgamated corporation to Canadian Agent and Secured Parties at the time of amalgamation and all “Obligations” of the amalgamated corporation to the Canadian Agent and Secured Parties thereafter arising. The Security Interest shall attach to all “Collateral” owned by each corporations amalgamating with any Debtor, and by the amalgamated company, at the time of the amalgamation, and shall attach to all “Collateral” thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

Section 8.16	Interest Act (Canada).
For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 or 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 or such other number of days in such period, as the case may be.

Section 8.17	Maximum Rate of Interest.
Notwithstanding anything contained herein to the contrary, a Grantor will not be obliged to make any payment of interest or other amounts payable hereunder in excess of the amount or rate that would be permitted by Applicable Law or would result in receipt by a Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)). If the making of any payment by a Grantor would result in a payment being made that is in excess of such amount or rate, such Lender will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.
[SIGNATURE PAGES FOLLOW]

iii

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Security Agreement to be duly executed and delivered as of the date first above written.

THERMON CANADA INC., as a Grantor
	By:	/s/ Rodney Bingham
Name: Rodney Bingham Title: Treasurer

ACCEPTED AND AGREED as of the date first above written:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent
By:	/s/ Michael N. Tam
Name: Michael N. Tam Title: Senior Vice President

iii

ANNEX 1
TO
GUARANTEE AND SECURITY AGREEMENT

FORM OF PLEDGE AMENDMENT
This Pledge Amendment, dated as of _______, 201__ , is delivered pursuant to Section 8.6 of the Guarantee and Security Agreement, dated as of ____________, 2012, by Thermon Canada Inc. (the “Canadian Borrower”), the undersigned Grantor and the other Affiliates of the Canadian Borrower from time to time party thereto as Grantors in favour of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent for the Secured Parties referred to therein (as the same may be modified from time to time, the “Guarantee and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guarantee and Security Agreement.
The undersigned hereby agrees that this Pledge Amendment may be attached to the Guarantee and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Guarantee and Security Agreement and shall secure all Obligations of the undersigned.
The undersigned hereby represents and warrants that, with respect to the Pledged Collateral listed on Annex 1-A to this Pledge Amendment, each of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.5 and Section 4.9 of the Guarantee and Security Agreement is true and correct and as of the date hereof as if made on and as of such date.

[GRANTOR]
By:
Name: Title:

iii

    2

Annex 1-A

PLEDGED STOCK
ISSUER	CLASS	CERTIFICATE NO(S).	PAR VALUE	NUMBER OF SHARES, UNITS OR INTERESTS

PLEDGED DEBT INSTRUMENTS
ISSUER	DESCRIPTION OF DEBT	CERTIFICATE NO(S).	FINAL MATURITY	PRINCIPAL AMOUNT

iii

    3

ACKNOWLEDGED AND AGREED
as of the date first above written:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent
By:
Name: Title:

iii

ANNEX 2
TO
GUARANTEE AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of ________, 201__, is delivered pursuant to Section 8.6 of the Guarantee and Security Agreement, dated as of __________, 2012, by Thermon Canada Inc. (the “Canadian Borrower”), the undersigned Grantor and the other Affiliates of the Canadian Borrower from time to time party thereto as Grantors in favour of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent for the Secured Parties referred to therein (as the same may be modified from time to time, the “Guarantee and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guarantee and Security Agreement.
By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Guarantee and Security Agreement, hereby becomes a party to the Guarantee and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Canadian Agent for the benefit of the Secured Parties, and grants to the Canadian Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder. The undersigned hereby agrees to be bound as a Grantor for the purposes of the Guarantee and Security Agreement. During the effectiveness of the Guarantee and Security Agreement, each Grantor authorizes the Canadian Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments, thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Canadian Agent reasonably determines appropriate to perfect the security interests of the Canadian Agent under the Guarantee and Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all present and after acquired assets of the debtor.
The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1 through 5 to the Guarantee and Security Agreement. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Guarantee and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Joinder Amendment shall be and become part of the Collateral referred to in the Guarantee and Security Agreement and shall secure all Secured Obligations of the undersigned.
The undersigned hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Guarantee and Security Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.
IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST

iii

    2

ABOVE WRITTEN.

[ADDITIONAL GRANTOR]
By:
Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

[EACH GRANTOR PLEDGING ADDITIONAL COLLATERAL]
By:
Name: Title:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent
By:
Name: Title:

iii

Schedule 1

Filings

Name	Jurisdiction and Type of Filing
Thermon Canada Inc.	Nova Scotia; All assets PPSA Alberta; All assets PPSA Ontario; All assets PPSA

iii

Schedule 2

Jurisdiction of Organization; Chief Executive Office

Company name	Headquarters	Principal Place of Business	Chief Executive Office	ID No.	Jurisdiction
Thermon Canada Inc.	Thermon Canada Inc. 333 28 Street NE Calgary, Alberta Canada T2A 7P4	Calgary, Alberta Canada	Calgary, Alberta Canada	Registration of Joint Stock Co. No.: 3222536 CRA No.: 13795 5431	Nova Scotia

Prior to the 2007 transaction by which Audax Private Equity Fund II, L.P. acquired control of the Thermon Industries, Inc. and all of Thermon Industries, Inc.’s Subsidiaries (the “Audax Acquisition”), Thermon Canada Inc. was a direct and wholly-owned subsidiary of Thermon Manufacturing Company, which in turn was a direct and wholly owned subsidiary of Thermon Industries, Inc. After several intermediate steps, the result of the Audax Acquisition was that Thermon Canada Inc. became a direct and wholly-owned subsidiary of Thermon Holding Corp., an entity that did not exist prior to the Audax Acquisition. In connection with this transaction the jurisdiction of organization of Thermon Canada Inc. changed from Alberta to Nova Scotia on September 19, 2007.

iii

Schedule 3

Location of Inventory and Equipment

Current Locations.
Headquarters and Chief Executive Office
Thermon Canada Inc.
333 28 Street NE
Calgary, Alberta
Canada T2A 7P4

Other Leased Locations

1.    Unit 1B, 2-8, 9, Suite 3310‑14 Avenue NE, Calgary, Alberta, Canada T2A 6J4.

2.    850‑854 Unit #6 & #7, Upper Canada Dr., Sarnia, Ontario, Canada N7W 1A4.

3.    8734, 8736 & 8738 – 51 Avenue, Edmonton, Alberta, Canada T6E 5E8.

4.    100 Bessemer Road, Unit #12, London, Ontario, Canada N6E 1R2

Project Sites
In the ordinary course of business, the US Borrower and its Subsidiaries may store certain assets, including inventory, on project sites (the “Project Site Assets”).  Quantities of Project Site Assets are generally limited to that which is reasonably necessary to deliver to the customers of the US Borrower or its Subsidiaries the goods and/or services that it has agreed to provide to a particular customer for a particular project.

iii

Schedule 4

Pledged Collateral

None.

iii

Schedule 5

Intellectual Property

TRADEMARKS

1. Jurisdiction	2. Mark	Int’l Class/ Goods and Services	Application Ser. No./ 3. Filing Date	4. Registration No. /Registration Date	5. Status	6. Record Owner
Canada	Cellex	1	0659282 6/5/1990	TMA391285 12/6/1991	Registered	Thermon Canada, Inc.
Canada	Thermocase	1	0658023 05/17/1990	TMA384739 05/17/1991	Registered	Thermon Canada, Inc.

License Agreements
None.

iii